Exhibit 99.1

Remy International, Inc. Announces Fourth Quarter and Full Year 2005 Results

Anderson, Indiana, March 24, 2006 / PR Newswire / — Remy International, Inc. (“Remy International” or the “Company”), a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today reported its financial results for the three and twelve-month periods ended December 31, 2005.

Net sales for the fourth quarter increased $63.3 million to $319.1 million, a 24.7% increase, compared with $255.8 million reported in the corresponding period last year. The increase reflects the impact of the Unit Parts Company acquisition in March 2005, as well as a 51.1% increase in Powertrain sales and a 10.4% increase in OEM sales. For the year ended December 31, 2005, net sales amounted to $1,229.0 million, a 16.9% increase, compared to $1,051.2 million in the same period last year.

The Company reported an adjusted EBITDA (loss) for the fourth quarter of $(0.2) million, a $23.2 decrease, compared to adjusted EBITDA of $23.0 million in the fourth quarter 2004. The decline in adjusted EBITDA primarily reflects lower selling prices and higher raw material costs. The decline also reflects charges associated with the write-down of certain assets, an increase in the reserve for an environmental matter and the costs associated with an organizational realignment. For the full year 2005 the Company reported adjusted EBITDA of $38.1 million compared to $110.3 million reported in the corresponding period last year.

The Company reported an operating loss of $(24.0) million in the fourth quarter 2005, compared with operating income of $17.2 million in the fourth quarter 2004. For the year ended December 31, 2005, the Company reported an operating loss of $(10.7) million compared with operating income of $86.3 million last year. The operating loss for the fourth quarter and the full year 2005 includes a goodwill impairment charge of $13.9 million relating to its core services business.

Net cash used in operating activities for the year ended December 31, 2005 was $(46.9) million, compared with $(9.4) million for the corresponding period last year. The Company’s liquidity at December 31, 2005 amounted to approximately $118.0 million, consisting of $99.8 million of availability on its senior credit facility in addition to unrestricted cash of $18.2 million on the balance sheet.

The Company’s results for the fourth quarter and the calendar year are preliminary and may be revised prior to the filing of the Company’s 2005 annual report on Form 10K.

Recent Developments:

The Company successfully completed an $80 million term loan financing as part of an amendment to the Company’s senior secured credit facility. The net proceeds from the term loan were used to pay down existing loans under the Company’s existing revolving credit facility. The term loan matures on June 30, 2008.

Future Outlook:

Commenting on the 2005 results, John H. Weber, President and Chief Executive Officer, stated “The financial results of 2005 do not reflect key actions underway to reduce costs and dramatically improve profitability in 2006. Well defined action plans are in place and are yielding results. I am pleased we ended the year with a strong liquidity position giving us the flexibility and ability to compete effectively.”

The Company believes that 2006 sales and adjusted EBITDA will be in the ranges of $1,275 to $1,300 million and $90-$110 million, respectively, with adjusted EBITDA comprised of $60 - $80 million of operating income and about $30 million of depreciation and amortization. The Company expects net cash provided by operating activities for 2006 will be in the range of $10 to $20 million including cash usage for restructuring payments. Capital expenditures for 2006 are expected to be approximately $35 million.

For the first quarter of 2006, the Company believes sales will be in the range of $335-$340 million with an adjusted EBITDA of roughly $22-$24 million consisting of operating income of approximately $15-$17 million and depreciation and amortization of approximately $7 million. The Company expects cash usage will be approximately $15-$20 million, principally driven by seasonal working capital and restructuring payouts. Capital expenditures are expected to be $8 to $10 million for the quarter. The Company believes it is on track to deliver these results.

Fourth Quarter Conference Call:

Remy International’s executive management team will host its fourth quarter conference call on Friday, March 24 at 10:00 a.m. Eastern Standard Time to discuss the Company’s performance for the fourth quarter and full year 2005, its liquidity, the outlook for 2006, and other matters. The call may be accessed by dialing 800-762-6067 ten minutes prior to the start of the call. A replay of the conference call will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 822103. A copy of the Company’s Fourth Quarter Conference Call Opening Commentary will be available on the Remy International Website at http://www.remyinc.com under Investor Relations, for approximately 2 weeks.

Use of Non-GAAP Financial Information:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “Adjusted EBITDA” (a Non-GAAP financial measure). Adjusted EBITDA represents operating income (loss), plus depreciation and amortization, restructuring charges (credits) and impairment charges. The Company believes Adjusted EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance and liquidity. Adjusted EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP. For a reconciliation of historical adjusted EBITDA to GAAP financial information, please refer to the table following the accompanying condensed statements of operations.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results and liquidity, the incremental liquidity provided by the term loan is subject to borrowing base and other limitations on the Company’s ability to borrow under its revolving credit facilities or otherwise, dispositions acquisitions and integration costs, additional financing requirements, the outcome of the Company’s 2005 audit and further internal review of the Company’s preliminary financial results for 2005, the impact of supply chain cost management initiatives development of new products and services, the effect of competitive products or pricing, the effect of commodity and raw material prices, restructuring risks, enterprise resource planning implementation risks, customs duty claims, litigation uncertainties, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct. Remy International is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

Investor Relations: Kelli Taylor 1-765-778-6669

Remy International Website: http://www.remyinc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months		Twelve Months
IN THOUSANDS, For the three and twelve months ended December 31,	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net sales	$319,078	$255,834	$1,228,950	$1,051,165
Cost of goods sold	292,233	209,936	1,081,743	850,672

Gross profit	26,845	45,898	147,207	200,493
Selling, general and administrative expenses	34,658	29,289	139,189	113,263
Impairment charge	13,917	—	13,917	—
Restructuring charges (credits)	2,255	(574)	4,850	942

Operating (loss) income	(23,985)	17,183	(10,749)	86,288
Interest expense	18,497	13,859	69,409	58,237
Loss on early extinguishment of debt	—	—	—	7,939

Income (loss) from continuing operations before income taxes, minority interest and loss (income) from unconsolidated joint ventures	(42,482)	3,324	(80,158)	20,112
Income tax expense	817	919	13,187	5,367
Minority interest	761	659	3,442	2,798
Loss (income) from unconsolidated joint ventures	(45)	(113)	(208)	588

Net (loss) income from continuing operations	(44,015)	1,859	(96,579)	11,359
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(847)	188	(1,331)	1,154
Gain on disposal of discontinued operations, net of tax	140	534	926	43,911

Net (loss) income from discontinued operations, net of tax	(707)	722	(405)	45,065

Net (loss) income	(44,722)	2,581	(96,984)	56,424
Accretion for redemption of preferred stock	—	—	—	27,367

Net (loss) income attributable to common stockholders	$(44,722)	$2,581	$(96,984)	$29,057

Adjusted EBITDA:
Operating (loss) income	$(23,985)	$17,183	$(10,749)	$86,288
Depreciation and amortization	7,587	6,405	30,086	23,046
Restructuring charges (credits)	2,255	(574)	4,850	942
Impairment charge	13,917	—	13,917	—

Adjusted EBITDA	$(226)	$23,014	$38,104	$110,276

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	December 31, 2005	December 31, 2004
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20,022	$62,545
Trade accounts receivable, net	184,818	154,333
Inventories	261,821	217,912
Other current assets	20,492	30,927

Total current assets	487,153	465,717

Property, plant and equipment, net	174,531	137,293
Goodwill, net	156,650	106,400
Other assets	51,441	46,608

Total assets	$869,775	$756,018

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$194,123	$170,776
Accrued restructuring	12,669	6,451
Other liabilities and accrued expenses	124,173	95,166
Current maturities of long-term debt	27,501	22,890

Total current liabilities	358,466	295,283

Long-term debt, net of current portion	714,181	610,330
Accrued restructuring	481	4,407
Other non-current liabilities	87,834	38,100

Minority interest	11,558	10,498

Total stockholders’ deficit	(302,745)	(202,600)

Total liabilities and stockholders’ deficit	$869,775	$756,018

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

IN THOUSANDS, For the twelve months ended December 31,	2005	2004
	(Unaudited)
Cash Flows from Operating Activities:
Net (loss) income attributable to common stockholders	$(96,984)	$29,057
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Discontinued operations	405	(45,065)
Depreciation and amortization	30,086	23,046
Non-cash interest expense	3,438	3,855
Loss on early extinguishment of debt	—	7,939
Accretion for redemption of preferred stock	—	27,367
Minority interest and loss from unconsolidated joint ventures, net	3,234	3,386
Deferred income taxes	6,203	2,592
Restructuring charges	4,850	942
Cash payments for restructuring charges	(7,457)	(9,027)
Impairment charges	13,917	—
Litigation settlement	—	(13,622)
Changes in accounts receivable, inventory and accounts payable, net	(1,432)	(14,986)
Other, net	(3,147)	(24,835)

Net cash used in operating activities of continuing operations	(46,887)	(9,351)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(57,641)	(25,517)
Net proceeds on sale of businesses	10,693	104,653
Purchases of property, plant and equipment	(41,382)	(25,347)

Net cash (used in) provided by investing activities of continuing operations	(88,330)	53,789

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	77,600	275,000
Retirement of long-term debt	(12,500)	(200,000)
Net borrowings (repayments) under revolving line of credit and other	33,986	(62,654)
Financing costs	(2,476)	(15,032)
Distributions to minority interests	(2,382)	(1,010)

Net cash provided by (used in) financing activities of continuing operations	94,228	(3,696)

Effect of exchange rate changes on cash	(367)	1,510

Cash flows of discontinued operations	(1,167)	(914)

Net (decrease) increase in cash and cash equivalents	(42,523)	41,338
Cash and cash equivalents at beginning of year	62,545	21,207

Cash and cash equivalents at end of period	$20,022	$62,545